Exhibit 99.1

PennantPark Floating Rate Capital Ltd. Increases Size of Credit Facility and Extends Maturity to 2022

NEW YORK, NY — (GLOBE NEWSWIRE — November 13, 2017) — PennantPark Floating Rate Capital Ltd. (NASDAQ: PFLT) (the “Company”) announced that it has amended its multi-currency, senior secured credit facility (as amended, the “Credit Facility”) to, among other things, (i) increase the size of its Credit Facility from $375 million to $380 million, (ii) extend the reinvestment period to November 9, 2020 and (iii) extend the maturity date to November 9, 2022. The interest rate of LIBOR plus 200 basis points remains unchanged.

“We are pleased to have amended and extended our Credit Facility to this new maturity at an extremely attractive rate.” said Chairman and Chief Executive Officer Arthur H. Penn, adding “The amended and extended Credit Facility is a testament to the long term trusted relationships we have developed with our banking partners.”

The Credit Facility is secured by all of the assets held by PennantPark Floating Rate Funding I, LLC, a wholly-owned subsidiary of the Company, and includes customary covenants, including minimum asset coverage and minimum equity requirements.

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market private companies in the form of floating rate senior secured loans. From time to time, the Company may also invest in subordinated debt and equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “expects,” “maintain,” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

CONTACT:	Aviv Efrat PennantPark Floating Rate Capital Ltd. Reception: (212) 905-1000 www.pennantpark.com